Travel Agent Agreement

1. I am at least eighteen years of age. I will support the travel industry and GTI by promoting, generating, and creating travel sales for the duration of this Agreement.

2. I shall be authorized to act as an Independent Travel Agent for GTI, promoting and selling travel products and services through GTI. In such capacity, I shall comply with the terms of GTI's procedures and guidelines contained in the Agent Training Program ("The Program") developed by its exclusive accreditation provider, as amended from time to time. Upon accreditation to GTI, I shall be authorized to identify myself as an Independent Travel Agent with GTI in accordance with those guidelines and to utilize the promotional materials produced by GTI, but I shall not be authorized to otherwise use the GTI trade or service name or mark, or any other promotional materials, without the prior written approval of GTI. I shall be free to market travel as I wish provided I act professionally, and in the best interest of the travel and tourism industry, and identify my status on all written correspondence and in all verbal communications as an "Independent Travel Agent." GTI will support my efforts to sell travel by making available to me promotional material and other support services as described in its promotional literature and The Program.

3. GTI shall pay to me, not as salary or wages but as my share of the commissions received by GTI in connection with travel sales, the amounts specified in the Compensation Schedule. GTI's commission will not be deemed to exceed 10% of any commissionable travel sale amount. Separately, GTI shall pay to me not as salary or wages but as referral fees for referring other persons who are certified by GTI as Independent Travel Agents, the amount specified in the Compensation Schedule. The Compensation Schedule is subject to change without notice. I will also be eligible for special travel opportunities and prices and prices negotiated exclusively for GTI, as offered from time to time. I understand that benefits offered by travel and tourism vendors to the travel agency community are discretionary privileges and GTI does not make any express or implied warranties with respect to discounts and perks provided in the GTI literature. I am not applying GTI solely to obtain such benefits.

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4.    This  agreement will become binding and effective upon GTI's acceptance at its home office. GTI reserves the right to deny acceptance to anyone, but will not do so unreasonably. If GTI does not accept this application, the full price of the program will be refunded to me. You may cancel this
agreement  by  notifying GTI within 30 days of your enrollment date.   Refund
excluding shipping will be issued after receipt of all materials less a processing fee up to 15% of original enrollment fee. This Agreement shall
continue  for  a term of one year from the date of acceptance  of  GTI.   The
Agreement will be automatically renewed on an annual basis before the end of the term, unless terminated by either party upon at least 30 days written notice prior to the end of the current term. Upon renewal, the form of payment used to purchase my membership or any credit card on file, as part of my member profile will be charged the renewal fee, which is currently
$129.00.   GTI  reserves the right to change this fee  at  any  time  without notice. In the event Independent Contractor shall fail to comply with any of the terms of this Agreement, GTI may immediately terminate this Agreement by written notice to Independent Contractor, and GTI will be entitled to recover and/or offset damages suffered as a result thereof. Should any part of this Agreement be deemed to be invalid, the balance of the Agreement shall remain
in  effect.   All identification credentials issued by GTI, for  GTI  agents, remain the property of GTI and must be returned upon request.

5. I may not assign this Agreement. This Agreement does not constitute the sale of a franchise or distributorship. My signature on this Agreement indicates my acceptance of this Agreement and binds me to its terms, provided that GTI accepts this Agreement as provided for above. GTI reserves the right to assign its interest in this Agreement to another party.

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6.    I  shall be an Independent contractor and not an employee  of  GTI.   I
shall be responsible for any and all taxes, expenses, premiums contributions and other payments arising from my income and the activities I conduct under this Agreement. I will not be an employee of GTI and will be treated as a non-employee regarding all laws covering employees including, but not limited to, the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, Income Tax withholding at any source and any other state or federal laws. I will not be eligible for health care, retirement or death benefits. I am responsible to obtain any business or other permits required by law or public authority relating to the operation of my independent travel business, and I will comply with all applicable laws.

7. This Agreement shall be governed by the laws of the State of Florida. All claims, disputes, actions, and other such matter between GTI and Independent Contractor, or arising out of this agreement shall be brought before a court in Orange County, Florida. Neither party shall be liable for any debts, accounts, obligation, torts or other liabilities of the other party, or of that parties agents or employees, except as this Agreement may otherwise provide. Independent Contractor hereby agrees to indemnify and hold GTI harmless from any and all claims, losses, damages, suits or actions arising from any conduct or omission of Independent Contractor.


8. I understand that if I am a resident and/or citizen of a country other than the United States of America, foreign laws, regulations, taxes, tariffs and other factors including, but not limited to, costs associated with foreign shipping and handling, exchange rates and orders, fares and seasonal influences and points of origin/destination, may reduce or eliminate benefits of doing business as an Independent Agent with GTI that would otherwise be available if I was a resident and citizen of the USA.

9. I will abide by all federal, state, county and local laws, rules and regulations pertaining to this Agreement, and GTI's products or services. Any delay or omission by GTI, regarding the exercise of their respective rights under this Agreement shall not constitute a waiver. Any waiver must

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be in writing.  Any waiver of a breach of a provision of this Agreement shall not be a waiver of any other breach of that provision or of any other provision of the Agreement.

10. No purchase or investment in necessary to earn referral fees form GTI for referring others who are certified as Independent Travel Agents. Unless I desire to become and Independent Travel Agent by purchasing the Program, including training and the ability to earn travel commissions on my and others' travel for the price of $495 for one person.

11. I shall comply with GTI's terms and conditions, which may be amended from time to time. GTI's current terms and conditions will be posted on our web site at www.globaltravel.com or may be obtained by calling the GTI Customer Service Department.




                                   Global Travel International

/s/ Roxana I. Vargas                   /s/ Global Travel
____________________                   ____________________
Roxana Isabel Vargas                   Authorized Officer